Exhibit 13.2

Real Goods Solar, Inc. Announces Preferred Stock Rights Offering

DENVER, CO, September 30, 2019 – Real Goods Solar (OTCQX: RGSE), the exclusive worldwide manufacturer of the visually stunning POWERHOUSE™ Solar Shingle System, announced today that it has filed a Form 1-A offering statement with the Securities and Exchange Commission (the “SEC”) under Regulation A for a rights offering to its shareholders and warrant holders as of a dividend record date, to be determined.

Under the rights offering, RGS will distribute to each of its Class A common stockholders and its holders of outstanding warrants to purchase Class A common stock ten non-transferable subscription rights, each allowing the holder to purchase one share of Series 1 non-convertible preferred stock for $10 per share, for each one share of Class A common stock owned or purchasable under such warrants as of the record date. Each share of the preferred stock will earn a 12% annual dividend, payable quarterly, in cash or in kind, and have 100 votes on all matters submitted to a vote of the holders of Class A common stock. The Form 1-A offering statement covers an offering of up to $20,000,000 of Series 1 preferred stock. The Company intends to use the proceeds for commercialization of its POWERHOUSE™ solar shingle and general corporate purposes. The Company intends the Series 1 preferred stock to be qualified to trade in the over-the-counter market and to be quoted on the OTCQX marketplace operated by OTC Markets Group.

Details of the rights offering are set out in the Form 1-A filed with the SEC, which is available on the SEC’s web site here.

Real Goods Solar CEO Dennis Lacey said, “We want to thank our shareholders for their valuable feedback about our proposal to conduct a preferred stock rights offering. The purpose of the rights offering is to fund commercialization of our POWERHOUSE™ solar shingle, a product we believe has a large addressable market supported by growing government mandates for solar and US citizen concerns about global warming. Our shareholders will have the first opportunity to purchase the dividend paying preferred stock and also increase their voting interest in Real Goods Solar.”

Real Goods Solar has engaged RHK Capital as Dealer-Manager for the offering, Mackenzie Partners as Information Agent and Continental Stock Transfer & Trust Company as Subscription Rights Agent. Questions about the rights offering or requests for copies of the offering circular, when available, may be directed to Mackenzie Partners at 800.322.2885 (toll-free in North America) or at +1 212.929.5500 or by email at rightsoffer@mackenziepartners.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy the Series 1 preferred stock or other securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date of the offering statement. Any person’s indication of interest regarding the Series 1 preferred stock or this press release involves no obligation or commitment of any kind. A copy of the preliminary offering circular is available here and also may be obtained from Mackenzie Partners.

About RHK Capital

Advisory Group Equity Services, Ltd. (dba RHK Capital) was founded in 1984. RHK Capital is a boutique investment banking firm specializing in small to medium-sized transactions. RHK is led by a management team with extensive financial industry experience and a desire to provide companies and individuals with the tools and expertise to accomplish their financial goals. In addition to investment banking, RHK has grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages, and business lending. As a division of Advisory Group Equity Services (AGES), all securities are offered through Advisory Group Equity Services Ltd., a registered broker-dealer, member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.

About Real Goods Solar, Inc.

Real Goods Solar, In. (OTCQX: RGSE) is America’s Original Solar Company and exclusive manufacturer of POWERHOUSE™, an innovative in-roof solar shingle using technology developed by The Dow Chemical Company.

For more information, visit RGSEnergy.com and RGSPOWERHOUSE.com, on Facebook at www.facebook.com/RGSEnergy and on Twitter at twitter.com/rgsenergy. Information on such websites and the websites referred to above in this press release is not incorporated by reference into this press release.

RGS Energy is the company’s registered trade name. RGS Energy files periodic and other reports with the SEC under its official name “Real Goods Solar, Inc.”

POWERHOUSE™ is a trademark of The Dow Chemical Company, used under license.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding RGS Energy’s statements regarding the closing of and the net proceeds from the unit offering discussed herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide RGS Energy’s current beliefs, expectations, assumptions, forecasts, and hypothetical constructs about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “plan,” “future,” “may,” “will,” “expect,” “hypothetical,” “believe,” “intends” and similar expressions as they relate to us are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Therefore, RGS Energy cautions you against relying on any of these forward-looking statements.

Key risks and uncertainties that may cause a change in any forward-looking statement or that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include: whether RGS Energy will launch a rights offering; the final terms of the Series 1 preferred stock, if issued, and their impact on Real Goods Solar and its shareholders, including with respect to the rights of holders of Class A common stock; whether recipients of subscription rights will exercise them to purchase shares of Series 1 preferred stock; whether RGS Energy will receive any proceeds from the rights offering; RGS Energy’s ability to pay dividends on the Series 1 preferred stock; and other risks and uncertainties included in the Company’s filings with the SEC.

You should read the section entitled “Risk Factors” in our Form 1-A offering statement, in our 2018 Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, each of which has been filed with the SEC, which identify certain of these and additional risks and uncertainties. Any forward-looking statements made by us in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact

Ron Both

Managing Partner, CMA

Tel 1-949-432-7566

RGSE@cma.team

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